Exhibit 99.1

Two New Directors Elected to Board of Directors of Odysight.ai

OMER, Israel, December 11, 2023 — Odysight.ai Inc. (OTCQB: SCTC), a pioneer in Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with an innovative AI platform, proudly announced today the election of two distinguished leaders, Mr. Jackson Schneider and Ms. Ronit Rubin, to its board of directors.

The addition of these two independent directors, each of whom was elected by shareholders to a three-year term together with the reelection of Inbal Kreiss, who currently serves on the board, followed a selection process aimed at enhancing the board’s experience and strategic insights. Odysight.ai’s board, management and employees extend their thanks to outgoing directors Mr. Shmuel Donnerstein and Mr. Lior Amit for their invaluable contributions to the Company during their service on the board.

Mr. Schneider was until recently the President and CEO of Embraer Defense & Security, and is presently a Senior Research Scholar at Columbia University in New York. Prior to that Jackson was a visiting Senior Research Fellow at the Department of War Studies at the King’s College London (Non-Resident). Mr. Schneider brings with him a wealth of experience in the aviation industry. His extensive career includes leadership roles at Mercedes-Benz Do Brasil LTDA, Daimler-Chrysler (Mercedes-Benz), and Unilever Do Brasil. Additionally, Mr. Schneider currently serves on the advisory board or board of directors of Sonda Tecnologias (Brazil), Abra Aviation Group (London), and Mercedes-Benz Do Brasil and, until recently served on the board of directors of Tempest S.A., Visiona Tecnologia Aerospacial S.A., and the OGMA (Portuguese Aerospace Industry). Mr. Schneider’s election represents a significant vote of confidence in Odysight.ai’s future prospects in the aerospace industry. His unique insights, seasoned leadership and strategic vision align effectively with Odysight.ai’s goals, promising a future of innovation and success.

Ms. Rubin presently serves as EMEA President of AllCloud, a company that provides Cloud services and solutions that expedite and support every stage of the cloud journey mainly for AWS, Salesforce and Snowflake. Ms. Rubin has a distinguished background in a wide range of activities in the field of business technology, having served as the Commander (CIO) of the Computers Unit of the Israeli Navy. In that position, her responsibilities included the implementation of innovative technologies, data communications, and information security, as well as initiation of cross-organization information system development projects. After her discharge from the Navy, she served as VP Information Technology at Cal-Israel Credit Cards Ltd. Ms. Rubin then served as VP Information Technology and as VP Business Division at Partner Communications Ltd. Ms. Rubin previously served as a board member of Viola Data Center (GDC) and is currently a member of the board of directors of CardCom Technology. Ms. Rubin holds a degree in Economics and Logistics as well as a MBA degree.

Prof. Benad Goldwasser, Executive Chairman of the Board, said, “We are delighted to welcome Mr. Schneider and Ms. Rubin to our board of directors. Their elections further strengthen our Board’s ability to guide Odysight.ai’s strategic growth in our target markets, paving the way for the Company’s continued success.”

About Odysight.ai

Odysight.ai pioneers Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with an innovative AI platform, revolutionizing critical systems in aviation, transportation, and energy. Leveraging proven visual technologies and video analytics, our unique video-based sensors and AI algorithms operate in challenging environments, offering vital insights for maintenance teams. The company’s mission is to provide transformative insights, maximizing capabilities and revolutionizing technological potential through cutting-edge AI and video sensors. Deployed globally, including NASA and US government contracts, Odysight.ai’s transformative technology addresses evolving risks, enhances system life cycles, promoting cost-effective readiness in aviation and aerospace.

For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, the effect of the election as directors of Mr. Jackson Schneider and Ms. Ronit Rubin on the Company’s future prospects and success. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xii) the impact of pandemics, such as COVID-19 (coronavirus), (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) the impact on our operations of the October 7, 2023 attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them. These and other important factors discussed in Odysight.ai’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 13, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Investor Relations

Miri Segal

MS-IR LLC

917-607-8654

msegal@ms-ir.com